JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of this Statement on Schedule 13D (including any and all amendments thereto) with respect to the securities of Andatee China Marine Fuel Services Corporation and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D or 13G, as appropriate.

Dated:  December 27, 2011

/s/ An Fengbin
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An Fengbin

/s/ Wang Jing
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Wang Jing

STAR BLESSING ENTERPRISES LIMITED

By: /s/ An Fengbin
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An Fengbin, President

ORIENTAL EXCEL ENTERPRISES LIMITED

By: /s/ An Fengbin
________________________________
An Fengbin, President